EXHIBIT 10.1

Amendment No. 1 to

Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan

WHEREAS, Chipotle Mexican Grill, Inc. (the “Company”) adopted and implemented, effective as of October 13, 2006, a Supplemental Deferred Investment Plan (the “Plan”) for the benefit of a select group of Management and highly-compensated Employees of the Company.

WHEREAS, the terms of the Plan are set forth in a Supplemental Deferred Investment Plan Document (the “Plan Document”), which provides in Section 9.1 that the Plan may be amended by the Company’s Chief Administrative Officer to the extent necessary or advisable to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the Company has determined that the amendment set forth herein is advisable to comply with the requirements of Section 409A of the Code, including the final regulations issued under Section 409A.

NOW, THEREFORE, the Plan is hereby amended as set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

1. The last sentence of Section 5.1 of the Plan Document is hereby amended and restated to read in its entirety as follows:

“The lump sum payment shall be made, or installment payments shall commence, on the first business day of the first month following the six month anniversary of a participant’s date of termination.”

The remainder of the Plan Document shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 to Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan as of June 12, 2007.

CHIPOTLE MEXICAN GRILL, INC.

/s/ Robert D. Wilner
By:	Robert D. Wilner
Chief Administrative Officer